UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

December 13, 2023

Date of Report (Date of earliest event reported)

Nubia Brand International Corp.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-41323	87-1993879
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

13355 Noel Rd, Suite 1100 Dallas, TX	75240
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 918-5120

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Units, each consisting of one share of Common Stock and one-half of one Redeemable Warrant	NUBIU	The Nasdaq Capital Market LLC
Common Stock, par value $0.0001 per share	NUBI	The Nasdaq Capital Market LLC
Redeemable Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50	NUBIW	The Nasdaq Capital Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On February 15, 2023, the Nubia Brand International Corp. (“NUBI”), Nubia Merger Sub, Inc., an Ohio corporation and a wholly-owned subsidiary of NUBI (“Merger Sub”), and Honeycomb Battery Company (“HBC”) entered into a Merger Agreement (the “Merger Agreement”), as amended by that certain First Amendment to the Merger Agreement, dated as of August 25, 2023, by and among NUBI, Merger Sub, and HBC.

Forward Purchase Agreement

On December 13, 2023, NUBI entered into an agreement with (i) Meteora Capital Partners, LP (“MCP”), (ii) Meteora Select Trading Opportunities Master, LP (“MSTO”), and (iii) Meteora Strategic Capital, LLC (“MSC” and, collectively with MCP and MSTO, “Seller” or “Forward Purchase Investors”) (the “Forward Purchase Agreement”). For purposes of the Forward Purchase Agreement, NUBI is referred to as the “Counterparty” prior to the consummation of the Business Combination, while Solidion Technology, Inc. (“Pubco”) is referred to as the “Counterparty” after the consummation of the Business Combination. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Forward Purchase Agreement.

Pursuant to the terms of the Forward Purchase Agreement, Seller intends, but is not obligated, to, concurrently with the Closing pursuant to Seller’s FPA Funding Amount PIPE Subscription Agreement (as defined below), purchase up to 9.9% of the total Class A ordinary shares, par value $0.0001 per share, of NUBI (“NUBI Shares”) outstanding following the closing of the Business Combination, as calculated by Seller (the “Purchased Amount”), less the number of NUBI Shares purchased by Seller separately from third parties through a broker in the open market (“Recycled Shares”). Seller will not be required to purchase an amount of NUBI Shares such that, following such purchase, that Seller’s ownership would exceed 9.9% of the total NUBI Shares outstanding immediately after giving effect to such purchase, unless Seller, at its sole discretion, waives such 9.9% ownership limitation. The Number of Shares subject to the Forward Purchase Agreement is subject to reduction following a termination of the Forward Purchase Agreement with respect to such shares as described under “Optional Early Termination” in the Forward Purchase Agreement.

The Forward Purchase Agreement provides for a prepayment shortfall in an amount in U.S. dollars equal to 0.50% of the product of the Recycled Shares and the Initial Price (as defined below). As described below in Shortfall Sales, Seller in its sole discretion may sell Recycled Shares at any time following the Trade Date at any sales price without payment by Seller of any Early Termination Obligation until such time as the proceeds from such sales equal 100% of the Prepayment Shortfall (as set forth under Shortfall Sales below) (such sales, “Shortfall Sales,” and such Shares, “Shortfall Sale Shares”). A sale of Shares is only (a) a “Shortfall Sale,” subject to the terms and conditions herein applicable to Shortfall Sale Shares, when a Shortfall Sale Notice is delivered under the Forward Purchase Agreement, and (b) an Optional Early Termination, subject to the terms and conditions of the Forward Purchase Agreement applicable to Terminated Shares, when an OET Notice is delivered under the Forward Purchase Agreement, in each case with the delivery of such notice being in the sole discretion of Seller (as further described in the “Optional Early Termination” and “Shortfall Sales” sections in the Forward Purchase Agreement).

The Forward Purchase Agreement provides that Seller will be paid directly an aggregate cash amount (the “Prepayment Amount”) equal to (a) the sum of (i) the Number of Shares as set forth in a Pricing Date Notice, plus (ii) number of Recycled Shares multiplied by the redemption price per share (the “Initial Price”) as defined in Section 9.2(b) of NUBI’s Certificate of Incorporation, effective as of March 10, 2023, and as amended from time to time (the “Certificate of Incorporation”), less (b) the Prepayment Shortfall.

The Counterparty will pay to Seller the Prepayment Amount required under the Forward Purchase Agreement directly from the Counterparty’s Trust Account maintained by Continental Stock Transfer and Trust Company holding the net proceeds of the sale of the units in the Counterparty’s initial public offering and the sale of private placement warrants (the “Trust Account”), no later than the earlier of (a) one Local Business Day after the Closing Date and (b) the date any assets from the Trust Account are disbursed in connection with the Business Combination; except that to the extent that the Prepayment Amount is to be paid from the purchase of Additional Shares by Seller, such amount will be netted against such proceeds, with Seller being able to reduce the purchase price for the Additional Shares by the Prepayment Amount. For the avoidance of doubt, any Additional Shares purchased by Seller will be included in the Number of Shares under the Forward Purchase Agreement for all purposes, including for determining the Prepayment Amount. In addition to the Prepayment Amount, Counterparty shall pay directly from the Trust Account, on the Prepayment Date, an amount equal to the product of (x) up to 200,000 (with such final amount to be determined by Seller in its sole discretion via written notice to Counterparty) and (y) the Initial Price.

Following the Closing, the reset price (the “Reset Price”) will initially be the Initial Price. The Reset Price will be subject to reset on a bi-weekly basis commencing the first week following the thirtieth day after the closing of the Business Combination to be the lowest of (a) the then current Reset Price, (b) the Initial Price and (c) the VWAP Price of the Shares of the prior two weeks; provided the Reset Price shall be subject to reduction upon a Dilutive Offering Reset immediately upon the occurrence of such Dilutive Offering.

From time to time and on any date following the Trade Date (any such date, an “OET Date”) and subject to the terms and conditions in the Forward Purchase Agreement, Seller may, in its absolute discretion, terminate the Transaction in whole or in part by providing written notice to the Counterparty (the “OET Notice”), by the later of (a) the fifth Local Business Day following the OET Date and (b) the next Payment Date following the OET Date (which shall specify the quantity by which the Number of Shares shall be reduced (such quantity, the “Terminated Shares”)). The effect of an OET Notice shall be to reduce the Number of Shares by the number of Terminated Shares specified in such OET Notice with effect as of the related OET Date. As of each OET Date, the Counterparty shall be entitled to an amount from Seller, and Seller shall pay to the Counterparty an amount, equal to the product of (x) the number of Terminated Shares and (y) the Reset Price in respect of such OET Date. The payment date may be changed within a quarter at the mutual agreement of the parties.

The valuation date will be the earliest to occur of (a) the date that is three (3) years after the date of the closing of the Business Combination (the date of the closing of the Business Combination, the “Closing Date”) pursuant to the Merger Agreement, (b) the date specified by Seller in a written notice to be delivered to Counterparty at Seller’s discretion (which Valuation Date shall not be earlier than the day such notice is effective) after the occurrence of any of (v) a Shortfall Variance Registration Failure, (w) a VWAP Trigger Event, (x) a Delisting Event, (y) a Registration Failure or (z) unless otherwise specified therein, any Additional Termination Event, and (c) the date specified by Seller in a written notice to be delivered to the Counterparty at Seller’s sole discretion (which Valuation Date shall not be earlier than the day such notice is effective). The Valuation Date notice will become effective immediately upon its delivery from Seller to the Counterparty in accordance with the Forward Purchase Agreement. In the event the Valuation Date is determined pursuant to clause (c), the Settlement Amount Adjustment will not apply to the calculation of the Settlement Amount.

On the Cash Settlement Payment Date, which is the tenth Local Business Day immediately following the last day of the Valuation Period, Seller will remit to the Counterparty an amount equal to the Settlement Amount and will not otherwise be required to return to the Counterparty any of the Prepayment Amount and the Counterparty shall remit to Seller the Settlement Amount Adjustment; provided that, if the Settlement Amount less the Settlement Amount Adjustment is a negative number, then neither Seller nor the Counterparty shall be liable to the other party for any payment under the “Cash Settlement Payment” Date section of the Forward Purchase Agreement.

Seller has agreed to waive any redemption rights with respect to any Recycled Shares in connection with the Business Combination, as well as any redemption rights under NUBI’s Certificate of Incorporation that would require redemption by NUBI of the NUBI Shares. Such waiver may reduce the number of NUBI Shares redeemed in connection with the Business Combination, and such reduction could alter the perception of the potential strength of the Business Combination. The Forward Purchase Agreement has been structured, and all activity in connection with such agreement has been undertaken, to comply with the requirements of all tender offer regulations applicable to the Business Combination, including Rule 14e-5 under the Securities Exchange Act of 1934.

The Counterparty has provided Seller with certain customary registration rights with respect to the Additional Shares.

A copy of the Forward Purchase Agreement is filed herewith as Exhibit 10.1, and the foregoing description of the Forward Purchase Agreement is qualified in its entirety by reference thereto.

Forward Purchase Agreement Subscription Agreement

On December 13, 2023, NUBI entered into subscription agreements (the “Subscription Agreements”) with certain investors named therein (the “Forward Purchase Investors”). Any reference herein to the “Subscription Agreements” are to be treated as a reference to each Forward Purchase Investor’s separate agreement with NUBI and should be construed accordingly, and any action taken by a Forward Purchase Investor should be construed as an action under its own respective agreement.

Pursuant to the Subscription Agreements, the Forward Purchase Investors agreed to, at the Closing, subscribe for and purchase, and NUBI agreed to issue and sell to the Forward Purchase Investors, the Subscribed Shares (as defined in the Subscription Agreement) for an amount equal to the Purchase Price (as defined in the Subscription Agreement). At the Closing, all outstanding NUBI Shares (including shares sold pursuant to the Subscription Agreements) will be exchanged for newly issued shares of common stock of Pubco in accordance with the terms of the Merger Agreement.

The obligations of the parties to the Subscription Agreement are conditioned on customary closing conditions, including among other things, the consummation of the Business Combination. A copy of the form of Subscription Agreement is filed herewith as Exhibit 10.2, and the foregoing description of the Subscription Agreements is qualified in its entirety by reference thereto.

Non-Redemption Agreement

On December 13, 2023, NUBI entered into a non-redemption agreement (the “Non-Redemption Agreement”) with certain investors named therein (each, a “Backstop Investor”), each acting on behalf of certain funds, investors, entities or accounts that are managed, sponsored or advised by each such Backstop Investor or its affiliates. Pursuant to each Non-Redemption Agreement, each Backstop Investor agreed that, on or prior to Closing, it will beneficially own not greater than the lesser of (i) that number of Backstop Shares set forth in the Non-Redemption Agreement and (ii) the total number of NUBI Shares beneficially owned by Backstop Investor and its affiliates and any other persons whose beneficial ownership of NUBI Shares would be aggregated with those of Backstop Investor for purposes of Section 13(d) of the Securities Exchange Act of 1934 not exceeding 9.99% of the total number of issued and outstanding NUBI Shares, and shall not elect to redeem or otherwise tender or submit for redemption any of such Backstop Shares in connection with the special meeting of NUBI stockholders to be held for the purpose of approving the Business Combination (the “Special Meeting”); provided, however, that in the event Backstop Investor has previously elected to redeem, tender or submit any Backstop Shares for redemption, Backstop Investor shall rescind or reverse such redemption request prior to Closing and NUBI shall accept such request(s) promptly once submitted by Backstop Investor.

Upon consummation of the business combination, NUBI shall pay or cause to be paid to each Backstop Investor a payment in respect of its respective Backstop Shares a payment in respect of Backstop Shares in cash released from the Trust Account in an amount equal to the product of (x) the number of Backstop Shares and (y) the Redemption Price, less $4.00.

NUBI may enter into other non-redemption agreements with substantially similar terms with other investors or stockholders of NUBI.

The foregoing description of the Non-Redemption Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Non-Redemption Agreement, a form of which is filed as Exhibit 10.3 hereto and is incorporated by reference herein.

Sponsor Letter Agreement Relating to Transaction Fees

On December 13, 2023, NUBI and Mach FM Acquisitions, LLC, NUBI’s sponsor (the “Sponsor”), entered into a letter agreement pursuant to which immediately following the Closing, the parties agree that NUBI shall make a cash payment to the Sponsor in the amount of $7,250,000. In consideration for such payment, the Sponsor agreed to assume certain fees and expenses accrued by NUBI (the “Transaction Fees”), in connection the transactions contemplated by the Merger Agreement, through and including the time of the Closing.

The foregoing description of the Letter Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Letter Agreement, a copy of which is filed as Exhibit 10.4 hereto and is incorporated by reference herein.

Item 8.01	Other Events.

As of 5:00 p.m. on December 13, 2023 (the “Redemption Deadline”), NUBI has  received requests to redeem a total of 3,896,031 NUBI Shares. As of December 12, 2023, the pro rata portion of the Trust Account each public share would be entitled to receive upon redemption is approximately $10.94 per share (net of any applicable taxes). Stockholders who wish to withdraw their previously submitted redemption requests may do so prior to the Special Meeting by requesting NUBI’s transfer agent, Continental Stock Transfer & Trust Company, to return such shares. Based on the redemption requests received by the Redemption Deadline, NUBI will have a total of 23,586 NUBI Shares outstanding following the Special Meeting. The Special Meeting will be held on December 14, 2023 at 9:00 a.m. virtually at https://www.cstproxy.com/nubiabrandinternational/sm2023.

Forward-Looking Statements

This Current Report on Form 8-K contains certain statements that are not historical facts and are forward-looking statements within the meaning of the federal securities laws with respect to the proposed Transactions between NUBI and HBC. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “think,” “strategy,” “future,” “opportunity,” “potential,” “plan,” “seeks,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties.

These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many factors could cause actual future events to differ materially from the forward-looking statements in this communication, including but not limited to: (i) changes in domestic and foreign business, market, financial, political and legal conditions; (ii) the inability of the parties to successfully or timely consummate the proposed Transactions, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the Combined Company or the expected benefits of the proposed Transactions or that the approval of the stockholders of NUBI or HBC is not obtained; (iii) the outcome of any legal proceedings that may be instituted against HBC or NUBI following announcement of the proposed Transactions; (iv) failure to realize the anticipated benefits of the proposed Transactions; (v) risks relating to the uncertainty of the projected financial information with respect to HBC; (vi) risks related to the performance of HBC’s batteries; (vii) the extent to which original equipment manufacturers may elect to pursue other battery cell technologies; (viii) risks related to the safety of HBC’s high-capacity anode and high-energy solid-state battery technology, for which only preliminary safety testing has occurred and for which additional and extensive safety testing will need to occur prior to being installed in electric vehicles; (ix) risks related to any substantial increases in the prices for HBC’s raw materials and components, some of which are obtained from a limited number of sources where demand may exceed supply; (x) consumers’ willingness to adopt electric vehicles; (xi) risks related to HBC being an early-stage company with a history of financial losses that expects to incur significant expenses and continuing losses for the foreseeable future; (xii) the possibility that HBC may require additional capital to support business growth, and that this capital might not be available on commercially reasonable terms or at all; (xiii) HBC’s heavy reliance on owned intellectual property, which includes patent rights, trade secrets, copyright, trademarks, and know-how, and its ability to protect and maintain access to these intellectual property rights; (xiv) risks related to the intentional disruption, security breaches and other security incidents, or alleged violations of laws, regulations, or other obligations relating to data handling of HBC’s technology and its website, systems, and data it maintains; (xv) the amount of redemption requests made by NUBI’s public stockholders; (xvi) the ability of NUBI or the Combined Company to issue equity or equity-linked securities in connection with the proposed transactions or in the future; (xvii) the outcome of any potential litigation, government and regulatory proceedings, investigations and inquiries; (xviii) the impact of the global COVID-19 pandemic on HBC, NUBI, the Combined Company’s projected results of operations, financial performance or other financial metrics, or on any of the foregoing risks; and (xix) those factors discussed in NUBI’s filings with the SEC and that are contained in the preliminary proxy statement relating to the proposed Transactions initial filed with the SEC on March 20, 2023.

The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that will be described in the “Risk Factors” section of the preliminary proxy statement and the amendments thereto, the definitive proxy statement, and other documents to be filed by NUBI from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and while NUBI and HBC may elect to update these forward-looking statements at some point in the future, they assume no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. Neither of NUBI or HBC gives any assurance that NUBI or HBC, or the Combined Company, will achieve its expectations. These forward-looking statements should not be relied upon as representing NUBI’s or HBC’s assessments as of any date subsequent to the date of this Current Report on Form 8-K. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Important Information for Investors and Stockholders

This document relates to a proposed transaction between the Registrant and NUBI. This document does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any securities, nor will there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The Registrant filed a preliminary proxy statement with the SEC, and when available, will file a definitive proxy statement. Promptly after filing its definitive proxy statement with the SEC, the Registrant will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the Special Meeting relating to the transaction. The Registrant also will file other documents regarding the proposed transaction with the SEC. Before making any voting decision, investors and security holders of the Registrant are urged to read the proxy statement and all other relevant documents filed or that will be filed with the SEC in connection with the proposed transaction as they become available because they will contain important information about the proposed transaction. The definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the transaction (when they become available), and any other documents filed by the Registrant with the SEC, may be obtained free of charge at the SEC’s website (www.sec.gov).

Participants in the Solicitation

NUBI and its directors and executive officers may be deemed participants in the solicitation of proxies from NUBI’s stockholders with respect to the business combination. Information about NUBI’s directors and executive officers and a description of their interests in NUBI will be included in the proxy statement for the proposed transaction and be available at the SEC’s website (www.sec.gov). Additional information regarding the interests of such participants will be contained in the proxy statement for the proposed transaction when available.

NUBI and its directors and executive officers also may be deemed to be participants in the solicitation of proxies from the stockholders of NUBI in connection with the proposed business combination. Information about NUBI’s directors and executive officers and information regarding their interests in the proposed transaction will be included in the proxy statement for the proposed transaction.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor will there be any sale of any securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such other jurisdiction.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Forward Purchase Agreement, dated December 13, 2023, by and among Nubia Brand International Corp., Meteora Capital Partners, LP, Meteora Select Trading Opportunities Master, LP, and Meteora Strategic Capital, LLC
10.2	Form of Subscription Agreement, dated December 13, 2023, by and among Nubia Brand International Corp. and the investors signatory thereto.
10.3	Form of Non-Redemption Agreement.
10.4	Letter Agreement, dated December 13, 2023, by and between Nubia Brand International Corp. and Mach FM Acquisitions, LLC.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 13, 2023	NUBIA BRAND INTERNATIONAL CORP.

	By:	/s/ Jaymes Winters
	Name:	Jaymes Winters
	Title:	Chief Executive Officer